EXHIBIT 99.2

TURBOCHEF TECHNOLOGIES

July 31, 2007
4:45 p.m. EDT

Coordinator
Good afternoon. My name is Julie Ann and I will be your conference operator today. At this time I would like to welcome everyone to the TurboChef Technologies Second Quarter Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. I will now turn the conference over to Mr. Dennis Stockwell, Vice President and General Counsel. Mr. Stockwell, you may begin your conference.

D. Stockwell
Thank you. Good afternoon everyone and welcome to TurboChef Technologies’ conference call to discuss second-quarter 2007 financial results. In the course of this conference call, management may make statements that contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding future events, or company performance or estimates, or projections related to the future. Although the company believes that the assumptions underlying any forward-looking statements are reasonable, I caution you that any of these assumptions may be inaccurate, and therefore, the company’s actual results could differ materially from those that may be projected in management’s discussions.

Additional detailed information concerning a number of factors that could cause actual results to differ from the information that management may give you is detailed in the company’s filings with the SEC. Copies of these reports are available on request. Now I’ll turn this call over to Richard Perlman, Chairman of the company.

R .Perlman
Thank you, Dennis, and good afternoon, everyone. Here with me is Jim Price, TurboChef’s President and CEO; and Al Cochran, the company’s CFO. As is our usual format, first Al will review the results we released at the market close today. I will make some general comments and Jim will update you on the operational highlights as well as anticipated future events. We will then be happy to answer any questions you may have. Al?

A. Cochran
Thank you, Richard. Good afternoon, everyone. In the second quarter, our commercial business continued its impressive growth trend. Quarter over quarter, our revenue increased 119%. On a sequential basis, second quarter demonstrated a 25% increase in revenue which follows a 20% increase in the first quarter’s revenue on a sequential basis and a 14% increase over the fourth quarter of ’06. Such trends clearly demonstrate the strong moment that’s present in our commercial business.

The segment for commercial also reported a $3.1 million operating income for the quarter. That’s a 121% increase over the first quarter’s results. The commercial segment’s operating margin for the quarter was 13%, and this indicates a trend that we expect for operating income gains throughout ’07. Demand from major customers continues strong. Three major customers accounted for 66% of the revenue in the quarter. Our revenue from Subway, while continuing strong in absolute terms, are a smaller portion of the overall mix as we continue to diversify the commercial customer base.

We began initial shipments of our residential oven in the second quarter and will commence revenue recognition for this product in the third quarter. Our second-quarter revenue was $23 million, a 119% increase over the year-ago quarter, and on a sequential basis, 25% greater than the prior quarter. Non-Subway revenue increased 217%, and 27% on a quarter-over-quarter and sequential basis respectively. Three major customers including Subway made up two-thirds of the quarter’s revenue. Revenue from Subway continues strong on an absolute basis, but the broadening of our commercial customer base means that such revenue will become a smaller portion of the total sales mix in the future.

On the basis of this continuing momentum, we are now comfortable that our commercial business revenue will be at the upper end of the previously-announced range of 85 to $95 million estimated for 2007. While we continue to see an enthusiastic reception to the residential product, it is still too early to attempt to translate that to sales guidance.

The cost of products sold for the second quarter was $13.9 million and our margin was just over 39%, about 200 basis points better than the sequential quarter. Margins were 31% for the year-ago quarter. Clearly, the work that we’ve done to improve margins, including improvements in our warranty costs, continues to yield results. This quarter’s margins also benefited from increased higher-margin sales through manufacturers’ reps, which engender increased commissions; thus, a portion of the margin increase was partly offset by increased selling, general and administrative expenses which we’ll speak about a bit later. We’re pleased with our progress regarding margins, but we must continue to be diligent with regard to the materials and component costs in a proactive fashion to maintain these levels.

Research and development for the quarter was $1.4 million, about 45% for commercial and 55% for residential. The R&D spending run rate for the quarter was generally within our expectations. We continued development of our two new commercial products and one new residential product, with initial work on additional residential products. We now expect R&D for 2007 to be approximately $5.5 million, about 60% residential, 40% commercial, and any variability in the quarterly run rate will be affected by the timing of new product introductions.

Selling, general and administrative expenses for the quarter totaled $13.2 million, including approximately $3.2 million in unplanned costs incurred in connection with the company’s ongoing review of option practices and procedures since 1997; and $2.2 million for marketing and advertising related to the residential launch. Of the total SG&A, approximately $4.7 million was for commercial, $3 million was residential, and $5.5 million for corporate. In the aggregate, SG&A was in line with the upper end of our previous guidance, excluding the residential launch-related costs and the option review costs. The sequential increase of $3.9 million included the cost of the option review, $3.2 million; and increases in marketing, advertising and related travel in both commercial and residential, which totaled about $1.1 million. Commissions increased about $250,000, most of which is related to increased sales through the manufacturers’ reps channel.

Year to date, we’ve incurred $4.1 million in unplanned costs related to the option review project. While we’re still not certain as to what the total cost for this project will be, it does appear that it could cost as much as one to $2 million more. The review has a ten-year scope and has been comprehensive and thorough, and includes a review of more than 4.5 million pages of documents. Ultimately these results must be approved by our auditors before being submitted to the SEC. We believe we can accomplish our filings by August 31st.

We previously estimated selling, general and administrative expenses at 25 to $30 million in the aggregate for this year, excluding the residential launch costs and the option review. This expense forecast related to a commercial revenue expectation of 75 to $85 million, which we originally had for 2007. Obviously, with our revenue estimate for the year now approaching $95 million in the commercial business, we’d expect selling, general and administrative expenses toward the upper end of that range, if not a touch more.

Segment spending remains the same, approximately 14 to $16 million for commercial, 3 to $4 million for residential excluding the launch costs, and 8 to $10 million for corporate. Additionally, we expect the investment to launch our consumer oven line to cost an additional $4 million in the back half of this year. As we previously said, these expenditures will be timed to maximize the market impact over the balance of the year, and we expect the funding to come from our existing resources.

Depreciation and amortization was $960,000 in the quarter, generally in line with our expectations, and a quarterly run rate of approximately a million dollars continues to be appropriate through the balance of the year. We reported a net loss for the quarter of $6.5 million or $0.22 per share based on 29.2 million shares outstanding. Again, these results include the $3.2 million charge or about $0.11 per share attributable to costs of the option review, and $2.2 million or $0.08 per share investment spending in the residential launch.

With respect to the balance sheet, at the end of the quarter our cash stood at $16 million, approximately the same as the prior quarter. Our net working capital is also $16 million, and we have no debt. Our inventory was approximately the same as the prior quarter but with a 25% increase in sales. We continue to focus on inventory management as we plan for higher sales and plan to lower our manufacturing costs, reduce order lead times, and achieve higher inventory turns.

We also invested $254,000 in property and equipment for the quarter and we generated positive cash flow from operations in the second quarter. With the continued momentum in the commercial segment and a revenue contribution expected from residential sales, we expect improvement in this statistic as the year progresses. Our expectation continues to be this residential launch will be accomplished from our existing resources, and that these resources are ample to execute our business plans.

In conclusion, we’re very pleased with the commercial business’s strong momentum, and on the basis of this momentum we’re comfortable that our 2007 commercial revenue will be at the upper end of the range of 85 to $95 million that we previously estimated. We also believe that the residential business holds much potential, and we look forward to seeing the growth trajectory develop for that business in the future. With that, I’ll turn it back over to Richard.

R. Perlman
Thank you, Al. This was an outstanding quarter for TurboChef. We strongly believe that these results clearly demonstrate that we are delivering on the opportunities we have targeted and shared with you on our last three quarterly conference calls.

In our commercial division, our products solved the most basic problem of consistently cooking high-quality food in significantly less time. Additionally, we do this with less capital costs when one weighs all the costs associated with conventional cooking methods, and with meaningful energy savings as well. In short, our oven represents a technological breakthrough and is solving a problem shared by our customers, regardless of their scale, producing better food in less time with a smaller investment.

As our company evolves, I want to point out the ever-increasing breadth of our product line and the widening and deepening of our customer base. Some investors still think of TurboChef as a single-product company. This is not the case. In addition to our current three commercial products, at the beginning of next year we expect to start recognizing revenue from a new family of conveyor ovens and our new state-of-the-art I5 oven. Like all our products, these new additions produce superior-quality food in substantially less time.

Additionally, many investors still perceive our company as having three customers. Obviously our strategy has been to land some of the biggest and best-known chains in foodservice companies for both financial and validation purposes. That has happened, and we now have our products in operation with some of the country’s most recognized consumer brands. As our Speedcook technology has gained increased visibility, it has resulted in many more customers, big and small.

This has been happening and will continue. TurboChef now has hundreds of customers, covering almost every type of venue in every part of the globe. The continuous broadening of our customer base and the new revenue opportunities available from our new products make us highly confident that TurboChef will continue to experience exciting growth over the next several years, and that we will continue to deliver results in our commercial business as we have consistently told you would be the case from the very beginning.

As we announced in our earnings release, we are now comfortable guiding to the upper end of the 85 to $95 million of sales in our commercial division for the 2007 year. We think the story will be the same with our residential ovens. Our strategy has been to develop a superior product based on our proprietary technology. We believe we have done that. Secondly, we had to put in place a high-quality distribution network. While we are not completely finished with this task, we are way ahead of schedule, and Jim will fill you in on our progress in signing up and expanding our premium dealer network during his comments.

Lastly, we have been focused on letting the consumer market know we have arrived, and as you are all aware, we have been making a considerable investment in marketing and advertising to get our message out and position the oven as a must-have cooking appliance that not only provides a real solution for today’s lifestyle, but also achieves gourmet results as evidenced by endorsements of four-star chefs.

Most importantly, we believe that the market is ready and wants our product, a product that is meeting a need for a growing portion of the increasingly wealthy American population - people whose most precious commodity is time, but yet crave good-quality food prepared in their home. Here too, we feel TurboChef has developed breakthrough technology with revolutionary cooking speeds, without sacrificing quality. We are increasingly convinced we are on the right track with our residential product and the various product extensions we will bring to market over the next several years.

It is still too early to give residential oven guidance as we start to roll out the product to our dealers, but we remain highly confident that success is inevitable. Similar to what occurred commercially, we have a superior solution with a huge market opportunity. We believe just gaining a small portion of the market will produce results that will be quite rewarding for our shareholders.

Lastly, as our company’s growth trajectory continues, we will be approaching revenue levels that are at and exceed our breakeven point. We particularly want to remind everyone of the operating leverage inherent in our model. It is obvious that we have spent considerable sums investing in our products, infrastructure and marketing. The good news is that while we will continue to spend to grow our business, the bulk of this spending is done, and for the most part the infrastructure and management team necessary to successfully carry out our business plan is in place. Consequently, we see not only continued revenue growth, but very meaningful profit potential for the company as a whole as we enter 2008 and beyond.

We also know that in defining the market for Speedcook technology and in attracting more customers and visibility for the company and its technology, that other companies big and small are taking note of TurboChef’s success. We expect competition, but we also feel we are very well positioned to meet it head on. With the company’s continued focus on research and product development, a broad technology/IP portfolio, and the strong customer relationships we have built, we are in a very strong position to sustain our growth well into the future.

We are not naïve about the hard work we have in front of us to make all this happen, but we are increasingly confident that the story will continue to get better from here, both in terms of revenue and profit opportunity. With that, I will turn it over to Jim to continue our presentation.

J. Price	Thank you, Richard. As I always like to do, I want to first begin by thanking all of our employees for their efforts in continuing to build our company to achieve our long-term goals.

First, on the commercial update: We’re pleased to report significant progress across many important areas. On our last call, I informed you of our two new commercial product introductions at key shows during the first quarter. We proudly introduced the first of our new High h conveyor line, the HHC 3240, into the expansive conveyor market. As planned, we have shipped pre-production units to four of our top global markets - North America, Latin America, Europe and Asia Pacific - for in-field testing, feedback, and fine tuning. The initial feedback on the conveyor has been very positive, with cook times reduced by 50% and a nearly 40% smaller footprint, ease of operation, and great access for servicing and cleaning.

Also, as a part of the in-field testing effort, we are working the oven into a diverse set of market segments, from traditional pizza chains to casual dining. At the same time, our engineers are creating additional sizes and configurations of the conveyor to adapt to nearly any customer application for those who seek an air impingement solution. The pioneering air impingement patents acquired from Enersyst in 2004 have laid the foundation for this breakthrough technology in this product category. Today, the collective value of the Enersyst engineers, combined with the TurboChef engineers, have accelerated further innovations to maintain a superior competitive advantage. For example, the TurboChef engineering team will introduce a countertop conveyor in 2008. A conveyor of this size and capability will be relevant, useful, and of significant interest to the vast majority of the foodservice industry.

Our second product innovation, the I5, is also undergoing in-field testing among the QSR, Casual Dining, and other back-of-house applications. Initial feedback compliments the oven’s speed, quality, throughput, ease of use and ease of application to their current workflow.

While we are excited about the customer feedback on our two new product offerings, we are also very pleased with our strong stable of current commercial products. Since 2004, we have installed nearly 40,000 Tornado ovens to the foodservice marketplace, making TurboChef number one in the world in air impingement microwave Speedcook ovens.

But this is just the beginning. Our team continues to innovate, enhance and strengthen the Tornado with market-expanding features like the Panini-style cooking rack and market-leading reliability, with an annualized service call-out rate of less than one call per oven per year. For these reasons, we feel the commercial business has matured into an established, consistent and fast-growing business.

Our Speedcook technology and products have won the vote of the most demanding customers in the toughest of work environments. We have stood behind our products and our promises to deliver well-built and revolutionary commercial ovens to worldwide market leaders. As our reach, reputation and offerings grow, we are very confident about our future commercial prospects.

Now for the residential update. On the marketing front, we have seen a dramatic increase in leads and consumer interest in the TurboChef 30 Double Wall oven. There are three factors driving these results: the launch of the trade advertising in leading industry publications; the continued press exposure from a diverse and targeted list of publications; and the consistent cooking demonstrations in front of key audiences.

We have launched our first residential advertising campaign: “TurboChef: The Oven Reinvented.” The campaign is focused on the specifying community: builders, renovators, designers, architects and dealers, who are influential in specifying and recommending oven purchases. For example, with the remodeling industry at record growth rates, we have seen a dramatic industry in quality leads from remodeling organizations that are specifying and recommending TurboChef to their clients. Combined with the consistent PR campaign for editorials, we feel confident that these advertising investments will pay dividends resulting in oven sales in the coming quarters. Consumer advertising will begin to commence in September.

As far as recent press, TurboChef continues to be in front of the consumer in many media channels: television, print, and online communities such as blogs. TurboChef has been featured in The Wall Street Journal, Elle Décor, Metropolitan Home, Kitchen and Bath Ideas, Metropolis, and The New York Sun. The Wall Street Journal article called “Super-Fast Food: Appliances for the Impatient Cook,” wrote that “The TurboChef oven is easy to navigate and can produce a savory three-course meal in ten minutes.” They went on to say, “The lamb came out perfectly - medium and nicely seared.”

On television, Jay Leno from The Tonight Show joked about cooking a rack of lamb in four minutes, and the blogs have been consistently interested in the amazing performance of the TurboChef oven. The net effect of this ongoing national visibility is increased brand awareness, consumer interest in the product, demonstration and trial, and ultimately, sales.

While we are committed to performing cooking demonstrations to large national audiences, we have been shifting attention to regional and local cooking demos in select locations. As we schedule and conduct TurboChef launch events at our dealer showrooms, we will reach into the metropolitan areas and other select markets, making the product demonstration more easily accessible to our targeted consumer.

We have dealer representation in 18 of America’s top 20 market areas, with many affluent secondary markets such as Aspen, Santa Fe, Orlando, Sun Valley, the Hamptons. We sponsored a James Beard Foundation event in the Hamptons two weeks ago where they honored our own Chef Charlie Trotter. The TurboChef display generated an enthusiastic response.

Additionally, we have been promoting the TurboChef Dinner Party in select areas, where oven owners host a dinner party for friends and local media. As an example, and taking advantage of Chef Charlie Trotter being in the area, Richard and his wife Ellen hosted a dinner party recently where Trotter cooked a four-course meal for 35 guests in the TurboChef 30.

In attendance was key media who covered the story, from culinary, lifestyle and shelter points of view. Peter Hellman from the New York Sun featured the dinner party in the Wednesday, July 25th issue called Fast Food, Savored Spirits. As reported by the Sun, Martha Stewart came early by the dinner party to see the TurboChef oven cook firsthand.

On the manufacturing front, we are actively building and shipping ovens every day. We are populating our dealer network currently and working through our consumer waiting list. On the dealer front, we are very encouraged by the pace and momentum in establishing our premium dealer network throughout North America. Today, we have 149 authorized dealer locations committed to displaying, demonstrating and selling the TurboChef 30 Double and Single Wall ovens.

Based on the strong and favorable dealer feedback, we remain bullish that our oven is one of the most significant innovations in the appliance industry in a generation. Once dealers receive their new oven, there will be TurboChef launch events held in their local showrooms to ignite consumer interest and respond to consumer demand.

As we develop the dealer network, we continue to develop our service network. We are leveraging more and more of our commercial service network strength in support of our residential products as well. We will continue to build upon our existing TurboChef service infrastructure to bring a reliable, swift service experience for all of our discerning consumers.

In closing, we are excited about shipping product to our premium dealers and first-wave consumers over the next several months. As we expand our dealer network and as our brand awareness and recognition grow, we remain very positive about the inarguable performance of our residential oven. We truly have reinvented the oven and are excited about growing this side of the business. We remain acutely focused on executing the hard work ahead of us, and our entire company is unwavering in our commitment to unlock the growth and value in our commercial and residential businesses.

Now, Julie Ann, we would like to open it up to questions.

Coordinator	Thank you. We’ll pause for just a moment to compile the Q&A roster. Our first question comes from the line of John Anderson with William Blair.

J. Anderson
Good afternoon. I guess I wanted to start with the guidance. It sounds like you’re obviously more comfortable at the high end of the range now, and I was wondering if you could provide a little bit more color on that - what has led you to have more confidence? Is it new customers coming to the table? Is it more volume to existing customers? But just kind of help us understand what is giving you increased visibility for the high end.

R. Perlman
I think it’s all of the above. Again, we continue to see increased momentum with the smaller customers that we approach through our network of manufacturers’ reps and food equipment distributors on an international basis. We also were involved with several large customers that you know that have embarked on fairly aggressive growth plans, and as we’ve gotten closer to those customers, they’re sharing with us what their rollout plans are over the next coming quarters. So we feel, as we said, very comfortable with the increased guidance, and we see this momentum continuing. There is not a single market anywhere in the world where we’re not experiencing exceptional growth.

J. Anderson
Okay. I see in the press release that there are a couple of new customers identified - Einstein and 7-Eleven. I was just wondering if you could comment on - kind of provide a little more detail on the nature of those relationships and how they progressed during the last quarter or so.

R. Perlman
Again, we’re thrilled to have two new additional very high quality brands as customers. Unfortunately we can’t comment and be specific. We’ve been asked not to get into detail with respect to any numbers or rollout plans. But again, we’re thrilled to have them, and we think that all indications are that these will be very important growth opportunities for us.

J. Anderson
Maybe a question for Al on gross margins. I was impressed to see the nice uptick - I think a little over 200 basis points in gross margin sequentially. Can you talk a little bit about the source of that? How much of that comes from just kind of a higher sales base versus this shift in the sales mix to more mission sales, if you will, and where you think that can go over the next couple of quarters.

A. Cochran
It’s a combination of the sales mix, of simply higher revenues, and also improved results in our warranty programs. If you recall, at this time last year we were talking about warranty programs that were a drag on margins. We’ve corrected that and we’re seeing the benefits of that now. One thing that I did address is that as we have increased sales into the manufacturing rep channel, those generally are higher margin, but there’s also a commission structure around those types of sales that leads to slightly increased SG&A costs. We saw some impact of that in the current quarter. It’s difficult to say how that mix is going to shake out over the long term. But certainly as we work toward sustaining commercial margins in the high 30’s and moving north of that as we go forward, the manufacturers’ rep contribution will be important to them.

R. Perlman
But you know, John - and I think we’ve touched on this in the past - the manufacturers’ reps help us with the smaller chains and the mom and pops, and we’ve always said that those are transactions that occur at much more attractive margins than these huge contracts with the power buyers. So we’re very comfortable with that, and as I said also, that end of our business continues to grow handsomely. So we believe going forward it will continue to have a positive impact on our results.

J. Anderson
Great. Just one more follow-up: It looks like you spent about $3.5 million year to date in residential launch costs, and I think, Al, you commented that we should anticipate another $5 million in the second half of the year.

A. Cochran	Four, actually.

J. Anderson
Another $4 million. Okay, thank you for correcting me. Should we be viewing these as more one-time in nature, or is this kind of going - should we be thinking about it as kind of an ongoing cost of being in the residential marketplace?

R. Perlman
John, it’s too early to comment on what next year is. But based upon the kind of feedback we’re getting and the kind of momentum we’re creating, plus the anticipated product extensions that we’re contemplating, I think that next year will probably be sort of in the same range.

J. Anderson	Thank you very much, and congratulations on the commercial momentum.

Coordinator	Our next question comes from the line of Steven Shapiro with Intrepid.

S. Shapiro
I was just wondering a couple of things - A, if you guys have - 13% operating margin in commercial, where do you think that could go over time? And the same question on the gross margins, leaving the residential aside for the moment.

R. Perlman
I think, Steve, we’ve talked about this in the past; we certainly think that as the revenue continues to ramp up that margins in the 20% range are very achievable, operating margins for commercial. And that would assume that the gross margin stays kind of where it is. I mean, we’re very proud of what we were able to accomplish with the gross margin, but we’re under continuing pressure with rising commodity prices. I mean, stainless steel is up 40% this year alone, so it’s a constant battle, and so far we’ve won.

But sitting where we sit today, I don’t know that we expect significant improvement in the gross margin at least over the next couple of quarters with the rising commodity prices. So 20% on the operating line is achievable we think over the next several quarters based on what we see as our growth trajectory, and about margins in the high 30’s for the gross margin.

S. Shapiro	Over time, do you think you can get them higher than that, the gross margins?

R. Perlman
Sure. Absolutely. But again, a lot of that is going to depend on what happens in the commodity market. But we are increasingly focused on sourcing, we’re increasingly focused on value engineering, and clearly we do get the benefit of gross margin expansion as the revenue gets higher and higher, and we’re covering our fixed costs over a wider revenue range.

S. Shapiro
Great. And then just a question to follow up on the commercial side: You guys in the past have talked about the pipeline and that you haven’t lost any competitive bids, at least—except for that small one you guys lots a couple years ago. Could you update us on that? I mean, how many potential 10,000-plus oven-type customers do you have in the backlog? Have you lost anything competitively yet? And if so, to whom recently?

And then just tied into that, you guys I think in the past had mentioned that you were - 7-Eleven was trialing the product, I believe, in Utah? I just wonder if mentioning them in the press release would indicate that they’ve to some extent progressed. I know that you can’t be specific, but have they sort of - do you get the sense that they’ve progressed from the trial state?

R. Perlman	Yes. I would say that, again, the needle is moving in the right direction with respect to 7-Eleven. I really unfortunately can’t be more specific than that, but we feel good about it.

The pipeline continues to increase. I mean, I don’t want to be evasive, but we’ve actually - I can’t keep track of the new total, because it keeps increasing almost on a daily basis. We could not be more pleased with the momentum we have in the commercial marketplace.

S. Shapiro	As far as you know, you still have yet to lose a competitive situation?

R. Perlman
As far as we know, we’ve not lost a major competitive situation to everybody. Obviously there could be some small deals out there that we don’t even see, through the reps or things like that. There are other people trying to get into this space, now that we’ve created it, but no major significant contracts of any kind.

S. Shapiro	Okay, very much appreciate it.

Coordinator	Our next question comes from the line of R.J. Hadavi with Next Generation Equity Research.

R.J. Hadavi
Good afternoon, everyone, and congratulations on the quarter. I just had a handful of questions on the residential product, actually. I think, Jim, you had mentioned that there were about 149 dealers already in the network. Where do you see that going to in the future, and what’s kind of the optimal level for the network out there?

J. Price
R.J., our goal was to have 100 premium dealer locations by end of year, and every quarter we’re increasing. Right now it’s actually 146, and I would estimate by year end I would not be surprised if we’re at 200. I would expect a good goal to do some final small area fill-outs to be approximately - I would hope to get to 250 by the end of later next year.

R.J. Hadavi	How many out of the current 146 would you consider to be premium?

J. Price
I would actually consider all of them. The only thing is, some of these would be a small premium dealer and - gosh, Aspen, Colorado, which is obviously - population-wise is not huge, but it’s a very - it’s our target from a buyer’s - the very high-end consumer is great, all the way to Manhattan and Chicago and L.A. and San Francisco. So we’ve been very pleased with the dealers we have. We do go through a sort of evaluation process, but it’s been - we think we have a great team on the field.

R.J. Hadavi
 Sounds good. The next question I had, and just kind of a follow-up to some of the questions we’ve had on the commercial gross margin, when you guys start recognizing revenue on the residential product next quarter, what kind of an opening gross margin can we expect on that product, or is it just too early to tell? Again, kind of excluding the up-front marketing and advertising costs. I mean, I guess for gross margin and operating here.

R. Perlman
It’s pretty early in the game, and I think again we’ve got enormous startup expenses, we’ve got sort of a learning curve; and what we said initially was that it would be 30% or lower from a gross margin standpoint at the inception. Our ultimate goal is to get it, a year from now, to a level that is identical to what we enjoy in our commercial division. But again, very early in the game.

R.J. Hadavi
Okay. Lastly, just an update on some of the other residential products that are in the pipeline, and obviously the single-wall oven being the most prominent of that. When can we start expecting the shipment of those? Is that still kind of a late-year thing, and probably revenue recognition sometime in ’08?

A. Cochran
Yes; I would say definitely recognition in ’08, but we are very confident that we will be shipping in fourth quarter, probably later fourth quarter. But we feel great about the product and I would say definite revenue recognition in ’08, beginning of ’08.

R.J. Hadavi	Any other details about any of the other products in the, I guess, kitchen suite, as we’ve called it before?

J. Price
We actually - a small team, including Richard and myself and Steve Beshara, were out actually at Frog Design this past week in San Francisco, working on sort of next generations. We have meetings in a week and a half in Dallas, Texas with all the engineering team. What we’re doing is we’re finalizing the design phase with all of the ranges; we’ve gone through many iterations of that.

I’d say what I’d like to do is probably wait until after that next design meeting to give everybody on this call a time line for the future range products. It’s going to be multiple-sized ranges, and we’ll provide that to you at a later date.

R.J. Hadavi	Fair enough. Good luck in the third quarter.

Coordinator	Our next question comes from the line of Bill Solomane with Valley Investments.

B. Solomane
Good afternoon, gentlemen. Congratulations again. Most of my questions were answered on the residential, but can you give us any more guidance on your hopeful sales for this year and/or next year in volume on the residential and the acceptance you’re getting from the dealers?

R. Perlman
We’re getting a fantastic reception. Again, we’re very, very pleased and excited, but again, we’ve consistently avoided giving revenue guidance. It’s just too early in the game. We just don’t know how quick this thing is going to ramp up. But as I said in my comments, we think that success is absolutely inevitable here. So going as well as we possibly could have hoped for, but you’ve just got to stay tuned and give us a little bit more runway before we’re prepared to put numbers out there.

B. Solomane	In distribution, I guess you’re holding up or you haven’t finished up your distribution in the central area yet? Central U.S., i.e., Dallas, Houston?

J. Price
Actually, Bill, we’ve got - of the 20 major metropolitan areas, we have 18 of the 20. The only two we’re missing at this point in time, and by the next call we will have definitely - actually, the next 30 days we’ll have filled in - are Detroit, Michigan and Houston, Texas. Other than that, we’ve got very good representation.

B. Solomane	Okay, thank you very much.

Coordinator	Our next question comes from the line of Angela Chang with RBC Capital Markets.

A. Chang
Angela Chang in for Mark Jemsky. Good afternoon. Several questions of mine have been answered as well, but I do have a couple. Considering the growth you’ve had and the investments that will likely be necessary going forward, how will you fund your cash needs longer-term? I guess the question is could you take on debt? And what’s the thought process there?

R. Perlman
Again - we’ve repeatedly talked about this, and as I said, as we get to breakeven and profitability, which we believe will happen in the near term, we believe that the company will start to throw off cash, number one, and be profitable; but secondly, clearly we do have the capacity to take on debt - in fact we have a $20 million unused credit facility in place which we could access if we needed that for additional working capital to finance inventory and/or receivables.

A. Chang	Okay, great. On the residential, the release mentions that production started. I’m just wondering how many residential ovens the company has produced to date, and is there a target for the full year?

R. Perlman	No. Again, we’re just not prepared to put numbers out there yet, and we’re not prepared to disclose the number of ovens we’ve manufactured to date.

A. Chang
Okay, fair enough. Finally, could you - I missed about two minutes of the call and I’m not sure if I missed this. But could you give us a sense of what SG&A should be for the remainder of the year, kind of what levels we should be expecting, and what you generally target for a normalized basis?

A. Cochran
We said that SG&A for 2007 will trend toward the high end of the range that we’ve talked about, which is plus or minus $30 million for the year. And our results for the first two quarters, absent the cost of the option review and considering the residential launch costs as a one-time item, we’ve been pretty much in that category.

A. Chang	Okay, thanks so much.

Coordinator	Your final question is from the line of John Bosler with Dominic & Dominic Brokerage.

J. Bosler
Yes, gentlemen, maybe you could help me out a little bit; I was a little late to the call. . Out here in California I’ve noticed that some of the Starbucks with their drive-throughs are now having two ovens installed. Is that going to be common nationwide?

R. Perlman
Again, we’re very restricted in what we can say about Starbucks’ specific rollout plans. We’re thrilled that you saw second ovens in certain locations, and the only thing I can tell you is you’ve got to keep driving around and looking, because we’re not going to be the guys to talk about it. Starbucks is going to run the information flow on their rollout plan. But I’m happy to hear it.

J. Bosler
The people at that the store just said, based upon our customer - how we flow our customers through, we had to have two ovens to be able to do the drive-through. So I would assume it would be somewhat consistent.

On other commercial opportunities, I also noticed something going on at Vons. Are you doing something with supermarkets?

R. Perlman
Yes, we’re absolutely very much entrenched in the supermarket channel of distribution. We’ve got as customers Safeway, we’ve got Whole Foods, and it’s a very rich opportunity for us, as the supermarkets continued to offer prepared take-home foods as well as in-store dining facilities. So that’s a part of the market we’re very focused on.

J. Bosler
Could you comment upon what that opportunity looks like for the company? If you want to talk about a specific customer like a Safeway or a Vons, what is the total number of stores they have; how many are you going to trial; is it a rollout? And how do you view the overall supermarket opportunity?

R. Perlman
Again, we view it as a huge opportunity. Safeway has 1800 stores. Again, what we can’t do because of the confidentiality arrangements we have with specific customers, is tell you how many of them are rolled out at this point. It is beyond a test with Safeway. They are a very important customer to us and we look forward to some very meaningful growth there, but I can’t give you specifics on the number of stores that have ovens and the number of stores that will have ovens. So we love, again, that particular channel. We’re in Whole Foods now. And you can assume that we’re aggressively, through our sales force, pursuing other major supermarket chains that have similar needs and characteristics to both Safeway and Whole Foods.

J. Bosler	Great. Congratulations and thanks so much. Oh, one last question on the residential, on the dealer network there: Will you be putting inventory into the network, or will it be a demand pool?

J. Price	It will be a demand pool. Each dealer has an oven that they’ll be demonstrating with, and then we will build to order based upon the color selection.

J. Bosler	Great. That certainly keeps a very clean channel. Thank you very much, gentlemen.

R. Perlman	Yes, actually, there’s no channel-stuffing going on.

J. Bosler	Great. Thanks so much and congratulations.

R. Perlman	Thank you.

J. Price	Operator, do we have any others? We’ll take a few more if you have any.

Coordinator	Yes, sir. You do have a question from the line of Robert Strauss with Merriman Curran Ford.

R. Strauss
Nice quarter. I’d just like to ask a couple of questions around the conveyor platform that you’re building. Initially my thought was that the conveyor oven effort was going to be solely focused on the pizza category. Can you give us a little bit of color on where you think the opportunities are beyond that category?

J. Price
Sure, Robert. One thing in the original design of the High h high-speed oven, the whole line that we’re producing is very scalable. So basically we could start with the oven that we showed at the Pizza Expo and NRA is what we call the 32/40; that’s a 32-inch-size belt with a 40-inch cook chamber. In that, we were cooking a nice pizza in roughly a little over two and a half minutes, and it came out perfect.

That model is geared to expand both larger and smaller. We’ll come out with additional models. We’ll come out with a 40/50 that’s a 40-inch belt with a 50-inch cook chamber. We also will come out with freestanding, which will have its smaller version with its own legs. The conveyors are also - all our conveyors will be stackable. You’ll be able to go two or three high, as well as the initial ovens are gas-only for the U.S. market and then we’ll introduce an electric which over in Europe is needed, as well as for Latin America will be a propane version.

The other thing I don’t know if you picked up, I did mention we’re very excited about a - and once again, this is a future product for next year - a countertop conveyor oven that’s very high speed. All of these ovens will fit all applications beyond pizza. Casual dining with a model that has a split belt, people will be able to have appetizers going through with pizzas or sandwiches or anything.

R. Strauss	Can you remind us, the agreement that you have with Subway, is that exclusively for the Tornado oven? And would that preclude you from selling a conveyor countertop oven to any of its competitors?

R. Perlman	Interestingly enough, Robert, the agreement only did relate to the Tornado.

R. Strauss	Okay. Thank you very much.

Coordinator	We have time for one more question from the line of Noah Steinberg with Intrepid Capital.

J. Goldberg	It’s actually Josh Goldberg. My only question - I don’t know if I heard this or not - but outside of Subway, did you break out with the other two customers how much they represented?

R. Perlman	Again, we can’t - we broke out the three of them in the aggregate, and we broke out Subway specifically, I believe. Correct, Al?

A. Cochran
We said the non-Subway revenues increased 200% over the prior year. But we talk about the three customers as a group, and really view - the sales mix is altering so that - and we’re not dependent now on one major customer, so we’re looking at the kind of as a group. So we did not describe the revenue contribution from the other two customers.

J. Goldberg
Okay. Lastly, in terms of the confidence in the high end of the forecast, I assume that assumes no additional kind of big customers; that’s sort of what you have in terms of your existing customer base?

R. Perlman	That is absolutely correct.

J. Goldberg	Okay, great. Thanks so much.

J. Price	All right, Operator, let’s call that to a close. We thank you, everybody, and we look forward to talking to you on our next conference call. Goodbye.